Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

January 16, 2018

Simulations Plus Announces Quarterly Cash Dividend of $0.06 per Share

LANCASTER, CA, January 16, 2018 – Simulations Plus, Inc. (NASDAQ: SLP), the premier provider of simulation and modeling software and consulting services for all stages of pharmaceutical discovery and development, today announced that its board of directors has declared its next ongoing quarterly cash dividend of $0.06 per share to its shareholders. The cash dividend will be distributed on Friday, February 2, to shareholders of record as of Friday, January 26, 2018.

Walt Woltosz, chairman and chief executive officer of Simulations Plus, said, “On November 1, 2017, we announced that the board had voted to increase the quarterly cash dividend to shareholders from $0.05 to $0.06 per share as a result of our excellent financial performance during fiscal year 2017. The board has voted again to pay a $0.06 per share cash dividend, however the board always has the discretion of discontinuing, increasing, or decreasing the dividend in accordance with the cash needs of the business.”

About Simulations Plus, Inc.

Simulations Plus, Inc. is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions and quantitative systems pharmacology models for drug-induced liver injury and nonalcoholic fatty liver disease. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical, biotechnology, and chemical agents. Our software is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, chemical, and consumer goods companies and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

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